Exhibit 99.1

FEDERAL-MOGUL ANNOUNCES PLANS TO PURSUE CREDIT FACILITY AMENDMENT

AND EQUITY OFFERING

Principal Stockholder Icahn Enterprises L.P. Demonstrates Commitment

To Company With Substantial Investment

Southfield, Michigan, December 3, 2012 … Federal-Mogul Corporation (NASDAQ:FDML) today announced that it has engaged J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC to arrange certain amendments to its existing credit facility pursuant to which the Company’s asset based revolving loan facility would be increased and its maturity extended from 2013 to 2017. JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association have each agreed to commit $125 million to the new revolving facility, subject to certain conditions. In addition, the Company is seeking to extend the maturity of approximately $1.8 billion of term loans outstanding under the credit facility from 2014 to 2016, and certain other modifications to the facility would be effected. To facilitate this refinancing effort, the Company has entered into an Investment Agreement pursuant to which it will issue approximately $150 million of common stock to a subsidiary of Icahn Enterprises L.P., the Company’s largest stockholder of record, in a private placement exempt from registration under the Securities Act of 1933. In addition, the Company has also agreed to commence a subsequent rights offering of $150 million to shareholders of record. Icahn Enterprises has agreed to backstop the rights offering. The refinancing plan is conditioned upon a voluntary prepayment by the Company of up to $300 million of the extended term loans. The equity investment and existing cash balances will be used to fund such prepayment. The refinancing plan and private placement are expected to be consummated in the fourth quarter of 2012.

These refinancing transactions are subject to various conditions. No assurances can be given that the transactions will be completed on the terms set forth herein or at all.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any solicitation of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock to be issued in the private placement will not be registered under the Securities Act of 1933 or any state securities laws. Such common stock may not be offered or sold in the United States to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Sherman Act of 1933 and applicable state securities laws.

About Federal-Mogul

Federal-Mogul Corporation designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world’s foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment. The company also develops and distributes to the aftermarket an extensive product portfolio with more than 20 of the world’s most recognized brands, including ANCO® wiper blades; Champion® spark plugs, wipers and filters; Fel-Pro®, Goetze®, Glyco® and Payen® engine products; MOOG® chassis parts; and Ferodo® and Wagner® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACTS:	Steve Gaut (248) 354-7826 for media questions

David Pouliot (248) 354-7967 for investor questions

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